UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 23, 2004

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 9, 2004 the Board of Directors of Autodesk, Inc. (“Autodesk”) established stock ownership guidelines for directors and executive officers designed to encourage long term stock ownership in the company and more closely link their interests with those of the stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of 5,000 shares. The Board will review and update the guidelines annually as appropriate.

On September 9, 2004, September 17, 2004, December 14, 2004, December 17, 2004, and December 21, 2004, Carol A. Bartz, the Chief Executive Officer of Autodesk, Alfred J. Castino, Senior Vice President and Chief Financial Officer of Autodesk, Marcia K. Sterling, Senior Vice President and General Counsel of Autodesk, George M. Bado, Senior Vice President Worldwide Sales, and Carl Bass, Chief Operating Officer, respectively, adopted pre-arranged stock trading plans to, over time, exercise certain options to purchase Autodesk common stock and automatically sell the shares issued on exercise of such options in accordance with each plan’s specifications. These plans were established as part of the officers’ individual long-term strategies for asset diversification and liquidity and must be in effect at least 90 days before trading commences. Each such plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, as well as guidelines adopted by the Autodesk Board for individuals who elect to enter into 10b5-1 trading plans.

The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/S/ ALFRED J. CASTINO
Alfred J. Castino Senior Vice President and Chief Financial Officer

Date: December 23, 2004